                                                                       Exhibit 5



                                        ATTORNEYS AT LAW       San Francisco, CA
                                                               415 693-2000

                                        Five Palo Alto Square  Menlo Park, CA
                                        3000 El Camino Real    650 843-5000
                                        Palo Alto, CA
                                        94306-2155             San Diego, CA
                                        Main    650 843-5000   619 550-6000
                                        Fax     650 857-0663
                                                               Boulder, CO
                                                               303 546-4000

                                                               Denver, CO
                                        www.cooley.com         303 606-4800

                                        PATRICK A. POHLEN
                                        650 843-5004
                                        pohlenpa@cooley.com

================================================================================

April 29, 1998


Photon Dynamics, Inc.
1505 McCarthy Blvd.
Milpitas, California 95035


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Photon Dynamics, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to an aggregate of 400,000 shares of the Company's Common Stock (the "Shares") pursuant to its 1995 Stock Option Plan and 1995 Employee Stock Purchase Plan (the "Plans").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Articles of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


    /s/ Patrick A. Pohlen
By:_________________________________
    Patrick A. Pohlen